Exhibit 10.3
[COMPANY LETTERHEAD]

December ___, 2008

[Officer Name]
1st Constitution Bancorp.
2650 Route 130 North
Cranbury, NJ 08512

RE:	Letter Agreement Required to Effect Terms of
Treasury’s TARP Capital Purchase Program

Dear [Officer],

As you know, 1st Constitution Bancorp (the “Company,” as further defined below) has entered into a Securities Purchase Agreement, dated December 23, 2008 (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (“CPP”).

For the Company to participate in the CPP, and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers,  to make changes to its compensation arrangements, and to obtain your agreement to those changes that apply to you and that restrict certain related rights. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, by your signature in the space provided at the end of this letter agreement, you agree to the following:

(1)                No Golden Parachute Payments.  The Company will not make, and you shall not be entitled to, any golden parachute payments to you during any “CPP Covered Period”.  A “CPP Covered Period” is any period during which (A) you are a senior executive officer of the Company, and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)                Recovery of Bonus and Incentive Compensation.  Any bonus and/or incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company, and you agree to such recovery or clawback, if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)                Compensation Program Amendments.  Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including, but not limited to, golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended (notwithstanding any contrary language within such Benefit Plans) to the extent necessary to give effect to provisions (1) and (2) above, and you agree to each such amendment.

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.  To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company hereby agree that the Benefit Plan shall be amended as required, which amendment may have retroactive effect, and to execute any such additional documents as the Company deems necessary or useful to reflect or acknowledge such amendment.

(4)                Waiver of Rights and Release.  You agree to deliver to a written waiver in the form attached to the Participation Agreement releasing the investor from any claims that you may otherwise have as a result of the issuance of the regulations that require the modifications covered by this letter agreement.

(5)                Definitions and Interpretation. This letter agreement shall be interpreted as follows:

“Senior executive officer” means the Company’s “senior executive officers” as defined in Subsection 111(b)(3) of EESA.

“Golden parachute payment” has the same meaning as in Subsection 111(b)(2)(C) of EESA.

“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued and is in effect as of the “Closing Date,” as defined in the Participation Agreement.

The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date).  You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter agreement.

The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

Provisions (1) and (2) of this letter agreement are intended to, and will be interpreted, administered and construed to comply with Section 111 of EESA and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter agreement.

This letter agreement will be governed by the laws of the State of New Jersey, except to the extent that federal law controls.

The Company’s Board of Directors appreciates the concessions you are making and looks forward to your continued leadership.

Very truly yours,

1st Constitution Bancorp

By:
Name:
Title:

Intending to be legally bound, I hereby
agree with, acknowledge the sufficiency
of consideration for, and accept, the
foregoing terms.

______________________________
                  [Officer Name]

Dated:  December ___, 2008